Exhibit 10.21

INDEPENDENT BANK CORP. RESTRICTED STOCK AGREEMENT
FOR NON-EMPLOYEE DIRECTOR

Notification and Acceptance of Restricted Stock Award

The Independent Bank Corp. 2018 Non-Employee Director Stock Plan (the “Plan”) permits the granting of Restricted Stock Awards to directors who are not also employees of Independent Bank Corp. (the “Company”). The Company is pleased to grant you the following Restricted Stock Award in accordance with the Plan:

Effective Date of Restricted Stock Agreement:	[[GRANTDATE]]
Non-Employee Director Name and Residential Address:	[[FIRSTNAME]] [[LASTNAME]] [[RESADDR1]] [[RESCITY]], [[RESSTATEORPROV]] [[RESPOSTALCODE]]
Number of shares of common stock granted in this Restricted Stock Award:	[[SHARESGRANTED]] shares of the Company’s common stock.
Vesting Period and Schedule:	The shares granted pursuant to this Agreement vest immediately.

This Restricted Stock Award is subject to the terms and conditions of the Restricted Stock Agreement set forth below (the “Agreement”). By clicking “ACCEPT” on the Equity Administration Solution, Inc. software system you both accept this Restricted Stock Award and acknowledge that you have read, understand, and accept the terms and conditions of this Agreement set forth below.

Restricted Stock Agreement

The Company agrees to issue to the non-employee director named above (the “Non-Employee Director”) the number of shares of the Company’s common stock (collectively, the “Restricted Shares”) set forth above subject to the terms and conditions of the Plan and this Agreement, as follows:

Section 1.    Issuance of Restricted Shares to Non-Employee Director.

(a)Consideration. The Non-Employee Director shall not be required to pay any consideration to the Company for the Restricted Shares.

(b)Issuance of Shares. After receiving a signed original of this Agreement back from the Non-Employee Director, the Company shall act with reasonable speed to either cause to be issued a certificate or certificates for the Restricted Shares, which certificate or certificates shall be registered in the name of the Non-Employee Director (or in the names of the Non-Employee Director and the Non-Employee Director’s spouse as community property or as joint tenants with right of survivorship), or shall direct the Company’s transfer agent to make entries in its records for the Restricted Shares that are equivalent to issuance of a certificate or certificates to the Non-Employee Director. The issuance of the Restricted Shares shall occur at the offices of the Company or at such other place and time as the parties may agree.

(c)Plan and Defined Terms. The issuance of the Restricted Shares pursuant to this Agreement is in all respects subject to the terms, conditions, and definitions of the Plan, which are incorporated by reference. The Non-Employee Director accepts the Restricted Shares subject to all the terms and provisions of the Plan and agrees that all decisions under and interpretations of the Plan by the Board of Directors (the “Board”) (or Compensation Committee, if applicable) shall be final, binding, and conclusive upon the Non-Employee Director and his or her permitted heirs, executors, administrators, successors and assigns. Capitalized defined terms used in this Agreement shall have the meanings assigned to them in the Plan, unless they are otherwise specifically defined in this Agreement.

Section 2.Vesting

The Restricted Shares shall vest immediately on the date of grant.

Section 3.Miscellaneous Provisions.

(a)No Retention Rights. Nothing in this Agreement or in the Plan shall confer upon the Non-Employee Director any right to continue to serve as a director of the Company or any of its direct or indirect subsidiaries. Nothing in this Agreement or in the Plan shall interfere with or otherwise restrict the rights of the Company or any of its subsidiaries to remove the Non-Employee Director from the Board of the Company or any of its direct or indirect subsidiaries.

(b)Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon (i) personal delivery, (ii) deposit with a nationally recognized overnight courier or (iii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at 288 Union Street, Rockland, Massachusetts 02370 or at its then principal executive office address if different, with simultaneous copies to the Chief Executive Officer and General Counsel of the Company, and to the Non-Employee Director at the residential address set forth above or to the residential address that the Non-Employee Director has most recently provided to the Company in writing if different.

(c)Entire Agreement. This Agreement, together with the Plan, constitutes the entire understanding between the parties and supersedes any other agreements, representations, or understandings (whether oral or written and whether express or implied) which relate to the subject matter of this Agreement.

(d)Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to its choice of law principles.

(e)Severability. If any provision of this Agreement is found unenforceable or illegal, the remainder of this Agreement shall remain in full force and effect.

(f)Amendments; Waivers. This Agreement may only be amended or modified in a writing signed by the Non-Employee Director and the Company. No party shall be deemed to waive any rights under this Agreement unless the waiver is in writing and signed by the party waiving rights. A waiver in writing on or more occasions shall not be deemed to be a waiver for any future occasions.